Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 13, 2018, by and among TheMaven, Inc., a Delaware corporation (“TheMaven”), HP Acquisition Co., Inc., a Delaware corporation and a wholly-owned subsidiary of TheMaven (“MergerSub”), HubPages, Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 10.6 (to the extent set forth therein), Paul Edmondson as the Securityholder Representative (in his capacity as such, the “Securityholder Representative”). TheMaven, MergerSub, the Company and the Securityholder Representative are each, individually, a “Party” or, collectively, the “Parties.” Certain capitalized terms used in this Agreement are defined in Exhibit A attached hereto and incorporated herein by reference.

RECITALS

WHEREAS, the Parties desire to set forth the terms and conditions pursuant to which TheMaven shall combine with the Company pursuant to a merger (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and the terms of this Agreement whereby MergerSub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of TheMaven (the “Surviving Corporation”);

WHEREAS, the Company has engaged BDO USA, LLP (the “Auditors”) to audit the financial statements of HubPages, comprised of the balance sheets of HubPages as of December 31, 2017 and 2016, and the related statements of income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements, in each case, in anticipation of the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;

WHEREAS, the respective Boards of Directors of TheMaven, MergerSub and the Company have approved TheMaven’s, MergerSub’s and the Company’s entry into this Agreement; and

WHEREAS, as of the Closing, this Agreement and the Merger will have been approved by the stockholders of MergerSub and the Company, as required pursuant to the requirements of the DGCL and the California Corporations Code (the “CCC”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1

AGREEMENT

1.	DESCRIPTION OF MERGER.

1.1              Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined below), MergerSub shall be merged with and into the Company, and the separate existence of MergerSub shall cease. Following the Effective Time, the Company will continue as the Surviving Corporation and shall be a wholly-owned subsidiary of TheMaven. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and MergerSub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2              Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of TheMaven’s attorneys, or some other location mutually agreed upon by the Parties, at 11:00 a.m. Eastern Time on a date that is within two (2) Business Days following the satisfaction or waiver of the conditions set forth in Sections 5, 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or some other date as mutually agreed to by the Parties (the date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”). Contemporaneously with the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the “Certificate of Merger”) shall be filed with the office of the Secretary of State of the State of Delaware. The Merger shall become effective only upon the acceptance of the Certificate of Merger by the Secretary of State of Delaware (the time of such filing and acceptance, the “Effective Time”).

1.3              Corporate Structure of the Surviving Corporation; Election of Officers and Directors. Unless otherwise mutually determined by TheMaven, MergerSub and the Company prior to the Effective Time: (i) the certificate of incorporation of MergerSub immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation upon and after the Effective Time and (ii) the bylaws of MergerSub immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation upon and after the Effective Time. Unless otherwise mutually determined by TheMaven, MergerSub and the Company prior to the Effective Time: the directors of MergerSub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until his or her successor is duly elected and qualified.

1.4              Merger Consideration. The following consideration shall be payable to the holders of Company Securities as a result of the Merger: Ten Million Dollars ($10,000,000) in cash (the “Merger Consideration”).

2

1.5              Effect of the Merger on Capital Stock of Constituent Corporations

(a)               MergerSub Capital Stock. At the Effective Time, by virtue of the Merger and without further action on the part of TheMaven, MergerSub, the Company or any other Person, each share of capital stock of MergerSub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of Company Common Stock (and the shares of the Company into which the shares of MergerSub capital stock are so converted shall be the only shares of the Company’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of MergerSub capital stock will evidence ownership of such shares of Company Common Stock.

(b)               Company Capital Stock and Company Options. At the Effective Time and without any further action on the part of TheMaven, MergerSub, the Company or any other Person:

(i)               Each share of Company Preferred Stock outstanding as of immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive an amount in cash equal to the Preferred Stock Per Share Amount.

(ii)              Each share of Company Common Stock outstanding as of immediately prior to the Effective Time shall be converted into the right to receive an amount of cash equal to the Common Stock Per Share Amount.

(iii)             Each vested Company Option outstanding as of immediately prior to the Effective Time shall be cancelled and the holder thereof shall have the right to receive, in respect of each such vested Company Option, an amount of cash equal to (x) the excess of the Common Stock Per Share Amount over the per share exercise price of such vested Company Option, multiplied by (y) the aggregate number of shares of Company Common Stock subject to such vested Company Option for which it has not been exercised. The amounts paid in respect of the cancellation of such vested Company Options in accordance with the terms of this Section 1.5(b)(iii) shall be deemed to be in full satisfaction of all rights pertaining to such vested Company Options, and there shall be no further registration of transfers, conversions or exchanges on the records of the Surviving Corporation of such vested Company Options.

(iv)             Each unvested Company Option outstanding as of immediately prior to the Effective Time shall be cancelled in its entirety for no consideration.

(v)              Notwithstanding the foregoing, Merger Consideration shall not be payable at or after the Effective Time with respect to any Dissenting Shares (as defined in Section 1.7 below) or any shares of capital stock of the Company with respect to which dissenters’ rights have not terminated. In the case of Dissenting Shares, payment shall be made in accordance with Section 262 of the DGCL or Chapter 13 of the CCC, as applicable. In the case of any shares with respect to which dissenters’ rights have not terminated as of the Effective Time, if such shares of capital stock of the Company become Dissenting Shares, payment shall be made in accordance with Section 262 of the DGCL or Chapter 13 of the CCC, as applicable, and if, instead, the dissenters’ rights with respect to such shares of Company Common Stock irrevocably terminate after the Effective Time, such shares shall be entitled only to receive the Merger Consideration upon delivery of the Certificate(s) representing the applicable shares of capital stock of the Company.

1.6              Closing of the Company’s Transfer Books. At the Effective Time, each of the holders of capital stock of the Company shall cease to have any rights as a stockholder of the Company (except as set forth in this Agreement with respect to the Merger Consideration), and the stock transfer books of the Company shall be closed with respect to all shares of capital stock of the Company outstanding immediately prior to the Effective Time. No further transfer of any such shares of capital stock of the Company shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of capital stock of the Company (each, a “Company Stock Certificate”) is presented to TheMaven, such Company Stock Certificate shall be cancelled and exchanged as provided in Section 1.7.

3

1.7              Exchange of Certificates; Delivery of Merger Consideration; Legends.

(a)               At the Closing, TheMaven shall:

(i)               transfer or cause to be transferred to the Escrow Agent the Common Indemnity Escrow Amount and the Preferred Indemnity Escrow Amount to be placed into escrow (the “Indemnity Escrow”) pursuant to the terms of the Escrow Agreement in the form attached hereto as Exhibit B;

(ii)              transfer to the Company the aggregate amount payable to holders of vested Company Options pursuant to Section 1.5(b)(iii) and, subject to the delivery of a Release by a holder of vested Company Options, no later than the next regularly scheduled payroll date of the Company consistent with past practice, pay or cause to be paid to such holder of Company Options the amounts payable to such holder of Company Options pursuant to Section 1.5(b)(iii), less applicable withholdings, in respect of such vested Company Options; and

(iii)             provide to each Key Personnel, as applicable, a book entry notice representing that number of shares of TheMaven Common Stock of such Key Personnel’s portion of the Stock Awards. In lieu of any fractional shares of TheMaven Common Stock that any Key Personnel would otherwise be entitled to receive, such Key Personnel shall be paid cash in an amount equal to the product of (1) the number of fractional shares of TheMaven Common Stock which such Key Personnel would otherwise be entitled to receive, multiplied by (2) $2.50.

(b)               At and after the Closing, upon delivery by a holder of Company Securities to TheMaven of (1) a completed and executed letter of transmittal in the form attached hereto as Exhibit C effecting the surrender of Company Securities in exchange for the Merger Consideration and (2) all Company Stock Certificates surrendered pursuant to such letter of transmittal (or, if any such Company Stock Certificate(s) shall have been lost, stolen or destroyed, an affidavit sworn as to that fact by such holder Company Securities), TheMaven shall pay or cause to be paid to such holder in exchange therefor the Merger Consideration payable in respect of such Company Securities. The Company shall use commercially reasonable efforts to facilitate delivery to TheMaven at the Closing of all issued and outstanding Company Stock Certificates.

(c)               All Company Stock Certificates shall be canceled after delivery to TheMaven. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate (other than any Company Stock Certificate representing Dissenting Shares) shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration in accordance with this Agreement.

(d)               TheMaven shall be entitled to deduct and withhold from the Merger Consideration payable or otherwise deliverable to any holder of Company Securities pursuant to this Agreement such amounts as TheMaven is required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld and paid to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the holder of Company Securities to whom such amounts would otherwise have been paid.

4

1.8              Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, shares of capital stock of the Company held by a holder who, pursuant to Section 262 of the DGCL or Chapter 13 of the CCC or any successor provisions, that has the right to dissent to the Merger and demand payment for such shares, and who properly dissents and demands payment for the fair value of such shares of capital stock of the Company (“Dissenting Shares”) in accordance with the DGCL or the CCC, as applicable, shall not be converted into the right to receive the Merger Consideration as set forth in Section 1.5, unless such holder withdraws, fails to perfect or otherwise loses such holder’s right to such payment, if any. If, after the Effective Time, such holder withdraws, fails to perfect or loses any such right to payment, such holder’s Dissenting Shares shall be treated as having been converted as of the Effective Time into the right to receive the Merger Consideration. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL or Chapter 13 of the CCC or any successor provisions and as provided in the immediately preceding sentence. The Company shall give prompt notice to TheMaven of any demands received by the Company for appraisal of shares of capital stock of the Company and the opportunity to participate in all negotiations and proceedings with respect to any such demand. Except to the extent otherwise required by the DGCL or the CCC, as applicable, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless TheMaven shall have consented in writing to such payment or settlement offer.

1.9              Further Action. If, at any time after the Closing Date, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the transactions contemplated by this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of the Company or otherwise) to take such action.

2.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the Company Disclosure Schedule, the Company hereby represents, warrants and covenants, to and for the benefit of TheMaven, MergerSub and the Surviving Corporation, as follows:

2.1              Due Organization; No Subsidiaries; Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

5

(a)               The Company, together with its predecessors, has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “HubPages, Inc.”

(b)               As of the date hereof, the Company is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions set forth in Schedule 2.1(b) of the Company Disclosure Schedule. The Company has no Subsidiaries, does not own any controlling interest in any Entity and has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. Neither the Company nor, to the Knowledge of the Company, any of the stockholders of the Company has ever approved, or commenced any Legal Proceeding or made any election, in either case, contemplating the dissolution or liquidation of the Company’s business or affairs.

2.2              Certificate of Incorporation and Bylaws; Records. The Company has delivered to TheMaven accurate and complete copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto, of the Company; (ii) the stock register of the Company; and (iii) the minute books of the Company (including any actions taken by written consent or otherwise without a meeting) (the items described in the foregoing clauses “(i)”, “(ii)” and “(iii)” of this Section 2.2 being collectively referred to herein as the “Company Documents”). There have been no formal meetings held of, or material corporate actions taken by, the stockholders of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company that are not fully reflected in the Company Documents. There has not been any violation of any of the Company Documents, and at no time has the Company taken any action that is inconsistent in any material respect with the Company Documents. The books of account, stock register, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with Legal Requirements and prudent business practices in all material respects.

2.3              Capitalization, Etc.

(a)               The authorized capital stock of the Company consists of: (i) 20,000,000 shares of Company Common Stock, of which 5,495,206 shares are outstanding and (ii) 10,500,175 shares of Company Preferred Stock, of which (x) 3,500,175 shares have been designated as Series A Preferred Stock and of which 0 shares are issued and outstanding and (y) 7,000,000 shares have been designated as Series B Preferred Stock and of which 4,572,137 shares are issued and outstanding. All of the outstanding shares of capital stock the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding shares of capital stock of the Company and all of the outstanding subscriptions, options, calls, warrants or rights (whether or not currently exercisable), in each case, granted or issued by the Company, to acquire any shares of capital stock or other securities of the Company have been issued in compliance with all applicable Federal and state securities laws and other applicable Legal Requirements and all requirements set forth in the Company Documents and Material Company Contracts (as defined in Section 2.7(a)). No shares of capital stock of the Company are subject to a repurchase option in favor of the Company. Except as set forth on Schedule 2.3(a) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of the Company capital stock or other securities of the Company.

6

(b)               Except as set forth on Schedule 2.3(b) of the Company Disclosure Schedule, there are no: (i) outstanding subscriptions, options, calls, warrants or rights, in each case, granted or issued by the Company, (whether or not currently exercisable) to acquire any shares of capital stock of the Company or other securities of the Company; (ii) outstanding securities, notes, instruments or obligations that are or may become convertible into or exchangeable for any shares of capital stock of the Company or other securities of the Company; (iii) outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the capital stock of the Company; (iv) Company Contracts (other than this Agreement) under which the Company is or may become obligated to sell, transfer, exchange or issue any shares of capital stock of the Company or any other securities of the Company; (v) agreements, voting trusts, proxies or understandings, in each case, except as contemplated hereby and to which the Company is a party, with respect to the voting, or registration under the Securities Act, or any shares of capital stock of the Company; or (vi) to the Knowledge of the Company, conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of the Company Common Stock or any shares of the capital stock or other securities of the Company.

(c)               Schedule 2.3(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the stock option plans and other stock or equity-related plans of the Company.

2.4              Company Financial Statements. The Company’s (i) audited financial statements for the years ended December 31, 2017 and 2016 (the “Audited Financial Statements”) and (ii) unaudited financial statements for the fiscal quarter ended March 31, 2018 (the “Stub Period Financial Statements” and, collectively with the Audited Financial Statements, the “Company Financial Statements”), in each case of (i) and (ii), if and when delivered pursuant to Section 4.10, shall be complete and correct in all material respects, be consistent with the books and records of the Company, present fairly in all material respects the assets, liabilities, financial condition and results of operations of the Company, as at the dates and for the periods indicated therein, have been prepared in accordance with GAAP (subject, in the case of the Stub Period Financial Statements, to normal and recurring year-end adjustments, the effect of which would not be expected to have a Materially Adverse Effect, and the absence of notes) and have been prepared in good faith by the Company’s management from the books and records of the Company. The books and records of the Company used in the preparation of the Company Financial Statements are true and complete and all books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable Legal Requirements and accounting requirements and the Company Financial Statements are consistent with such books and records.

7

2.5               Equipment; Leasehold.

(a)               Schedule 2.5(a) of the Company Disclosure Schedule sets forth a true and complete list of all inventory, machinery, equipment, furniture, office equipment, supplies, materials, vehicles and other material items of tangible personal property of every kind owned by the Company and used in connection with its business having a net book value in excess of $1,000 (the “Company Personal Property”). The Company has good and marketable title to the Company Personal Property, and the Company Personal Property is owned free and clear of all Encumbrances except (i) as reflected in the Company Financial Statements, (ii) Encumbrances for any Tax not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. All of the Company Personal Property and other tangible assets owned by or leased to the Company are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b)               The Company does not own any real property or interests in real property.

(c)               Schedule 2.5(c) of the Company Disclosure Schedule sets for a true and complete list of all real property or interests in real property leased by the Company (the “Company Real Property”). The Company has delivered to TheMaven and MergerSub accurate and complete copies of all leases and agreements, in each case, to which the Company is a party, pertaining to the Company Real Property.

2.6              Intellectual Property.

(a)               Schedule 2.6(a) of the Company Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest.

(b)               Schedule 2.6(b) of the Company Disclosure Schedule accurately identifies: (i) all HP Intellectual Property Rights licensed to the Company (other than any non-customized software that is so licensed solely in executable or object code form pursuant to a non-exclusive, software license or is generally publicly available on standard terms for less than $10,000 (“de minimis IP”)); and (ii) the corresponding Company Contract pursuant to which such HP Intellectual Property Rights are licensed to the Company. The aggregate amount of licensing fees associated with the Company’s de minimis IP does not exceed $250,000 on an annual basis.

(c)               Schedule 2.6(c) of the Company Disclosure Schedule accurately identifies each Company Contract or the form thereof pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any HP Intellectual Property Rights.

8

(d)               To the Company’s Knowledge, the operation of its business as it has been or is currently conducted by the Company, has not or does not infringe or misappropriate any Intellectual Property Rights (as defined below) of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. The Company has not received written notice from any Person claiming that the Company’s business conflicts with, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). To the Company’s Knowledge, no Person is infringing or misappropriating any of the Company’s Intellectual Property Rights.

(e)                The Company exclusively owns all right, title and interest in and to all rights in or associated with the following throughout, or anywhere in, the world: (a) trademarks, (b) copyrights, (c) trade secrets, (d) to the Company’s Knowledge, patents, and (e) any equivalent right to any of the foregoing (collectively, “Intellectual Property Rights”), that are owned or purported to be owned by the Company (“HP Intellectual Property Rights”), free and clear of any Encumbrances (other than non-exclusive outbound licenses granted in the ordinary course of business).

(f)                 To the extent that any tangible or intangible Intellectual Property Rights that are material to the Company’s business have been developed, supported or created independently or jointly by any Person other than the Company, the Company has a written agreement with such person with respect thereto, and the Company thereby has obtained a valid and enforceable assignment sufficient to transfer all right, title and ownership (including the right to seek past and future damages) of, and is the exclusive owner of, all such Intellectual Property Rights therein by operation of law or by valid assignment, and has obtained the waiver of all non-assignable rights, including all moral rights.

(g)                The Company has no Knowledge of any facts or circumstances that it believes would render any HP Intellectual Property Rights invalid or unenforceable. The Company has not received written notice of any official actions or other notices from any Governmental Body that any of the subject matters or claims of pending applications for registration constituting any of the Company’s Intellectual Property Rights are unregistrable. To the Company’s Knowledge none if its Intellectual Property Rights is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any material manner the Company’s ability to use, provide, transfer, assign or license, or may affect the validity, use or enforceability of, such Intellectual Property Rights.

(h)                To the Company’s Knowledge, the Company’s data, privacy and security practices conform in all material respects to all of the HP Privacy Commitments (as defined below) and each law applicable to the protection or processing or both of the name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural person (“Personal Data”), including laws applicable direct marketing, e-mails, text messages or telemarketing. The Company: (A) provides adequate notice and obtains any necessary consents from data subjects required for the processing of Personal Data as conducted by or for the Company; and (B) abides by any privacy choices (including opt-out preferences) of data subjects relating to Personal Data (such obligations along with the obligations contained in the Company’s data privacy and security policies, or published on the Company’s websites or otherwise made available by Company to any Person (“HP Privacy Commitments”).

9

2.7              Contracts.

(a)               Schedule 2.7(a) of the Company Disclosure Schedule identifies each of the following Company Contracts (together with all of the leases listed in Schedule 2.5(c) of the Company Disclosure Schedule, collectively, the “Material Company Contracts”) and, except to the extent such terms may constitute salary history information, including compensation and benefits, provides an accurate description of the terms of each such Material Company Contract that is not in written form:

(i)                each Contract involving aggregate consideration in excess of $10,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than one hundred and eighty (180) days’ notice;

(ii)              all Contracts that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $10,000;

(iii)              all Contracts that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise;

(iv)             except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $10,000;

(v)              all employment agreements and Contracts with independent contractors or consultants (or similar arrangements), other than Contracts reflecting the standard form terms and conditions governing the use of the Company’s websites as in effect from time to time;

(vi)             all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(vii)            any Contracts that provide for any joint venture, partnership or similar arrangement by the Company;

(viii)          other than (a) “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $1,000 or less or (b) unmodified generally available commercial end-user licenses for online website content and/or technical website services that have an individual annual cost of $1,000 or less or (c) online advertising licenses that do not entail use by the Company of a third-party advertising company’s Intellectual Property Rights beyond placement by the Company of an ad tag that enables display of advertising on the websites owned or operated by the Company, all licenses, sublicenses and other Contracts pursuant to which the Company acquired or is authorized to use any Intellectual Property Rights of any Person used in the development, marketing or licensing of each product or service owned, made, marketed, developed, distributed, made available, or sold by or on behalf of the Company as of the date hereof;

10

(ix)              other than non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice, any license, sublicense or other Contract to which the Company is a party and pursuant to which any other Person is authorized to use any HP Intellectual Property Rights; and

(x)               any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any HP Intellectual Property Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any HP Intellectual Property Rights.

(b)               The Company has delivered to TheMaven accurate and complete copies of all written Material Company Contracts, except with respect to any terms of a Material Company Contract that may constitute salary history information, including compensation and benefits. Each Material Company Contract is valid, binding and enforceable by the Company in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity. The Company is not in violation or breach of, or default under, any Material Company Contract, except for such breaches or defaults that would not have a Material Adverse Effect, and, to the Company’s Knowledge, no other Person is in violation or breach of, or default under, any Material Company Contract except for such breaches or defaults that would not have a Material Adverse Effect.

(c)               Schedule 2.7(c) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Material Company Contract to consummate the transactions contemplated by this Agreement.

2.8              Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon any arrangements or agreements made by or on behalf of the Company.

2.9              Compliance with Legal Requirements. The Company is, and has at all times been, in compliance with all applicable Legal Requirements, except to the extent that failure to comply would not be likely to have a Material Adverse Effect on the Company. The Company has never received any written notice or other written communication from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. The Company has obtained all material permits, certificates and licenses, in each case, required by any Legal Requirement as of the date hereof for the conduct of its business as currently conducted and the ownership of its assets. The Company is not in violation of any such permit, certificate or license, in each case, as of the date hereof, and no Legal Proceedings are pending or, to the Knowledge of the Company, threatened to revoke or limit any such permit, certificate or license. None of the representations and warranties contained in this Section 2.9 shall be deemed to relate to Taxes (which shall be governed by Section 2.13), employee and labor matters (which shall be governed by Section 2.14) or environmental protection matters (which shall be governed by Section 2.17).

11

2.10            Litigation. There are no actions by or against the Company to which the Company is a party pending before any Governmental Body (or, to the Company’s Knowledge, threatened to be brought by or before any Governmental Body). Neither the Company nor any of its assets or properties is subject to any governmental order (nor, to the Company’s Knowledge, are there any such governmental orders threatened to be imposed by any Governmental Body) which has or has had a Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated hereby.

2.11           Absence of Undisclosed Liabilities. There are no liabilities of the Company other than liabilities (i) reflected or reserved against in the Company Financial Statements, (ii) incurred since December 31, 2017 in the ordinary course of business, consistent with past practice, of the Company and which do not and could not reasonably be expected to have a Material Adverse Effect or (iii) as contemplated by this Agreement, including the third party expenses incurred in connection with the transactions contemplated by this Agreement. Schedule 2.11 of the Company Disclosure Schedule sets forth the Company’s good faith estimate of its third party expenses incurred in connection with the transactions contemplated by this Agreement as of the date hereof. When delivered pursuant to Section 4.10, the reserves reflected on the Company Financial Statements against liabilities of the Company shall have been established on a basis consistent with the past practices of the Company.

2.12            Absence of Certain Changes. Except as set forth on Schedule 2.12 of the Company Disclosure Schedule and other than in connection with the Merger and the transactions contemplated by this Agreement, since December 31, 2017, the Company has conducted its business as ordinarily conducted consistent with past practice and there has not occurred any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in a Material Adverse Effect.

2.13            Taxes. (i) All Tax Returns required to be filed by or with respect to the Company have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Company have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Body to the Company; (v) there are no pending or, to the Company’s Knowledge, threatened actions for the assessment or collection of Taxes by a Governmental Body against the Company; (x) the Company has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable law; and (xi) the Company has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired.

12

2.14            Employee and Labor Matters.

(a)               The Company have provided to TheMaven a complete and accurate list of the following information as of the date of this Agreement for each employee: job title; date of hire and effective service date; and employment status (i.e., active or on leave or disability and full-time or part-time). The aggregate amounts of all salaries, wages and bonuses earned by the Key Personnel during the 2016 and 2017 fiscal years are respectively set forth on Schedule 2.14(a) of the Company Disclosure Schedule, and, to the Company’s Knowledge, the aggregate amount of all salaries and wages reasonably expected to be earned by the Key Personnel during the 2018 fiscal year, on an annualized basis as of the date hereof and assuming no changes to such salaries and wages following the date hereof, will not exceed the amount earned during the 2017 fiscal year by more than ten percent (10%).

(b)               Except as set forth on Schedule 2.14(b) of the Company Disclosure Schedule, the Company has compensated all individuals for, or otherwise cancelled or satisfied all of its obligations with respect to, all accrued vacation, deferred compensation and other similar benefits through December 31, 2017. Since January 1, 2018, the Company has not increased the salary or benefits level of any of its employees.

(c)                Each employee health, welfare, medical, dental, pension, retirement, profit sharing, incentive compensation, deferred compensation, equity compensation, savings, material fringe-benefit, paid time off, severance, life insurance and disability plan, program, agreement or arrangement (whether written or oral), including each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is sponsored, maintained or contributed to by the Company for its employees, other than plans established pursuant to statute, is listed on Schedule 2.14(c) of the Company Disclosure Schedule (the “Employee Plans”). With respect to the Employee Plans, the Company has provided TheMaven with a copy of the Employee Plans and where the Employee Plan has been reduced to writing, a summary plan description of such Employee Plan.

(d)               No asset of the Company is subject to any Encumbrance under ERISA associated with any Employee Plan, and no liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate for which TheMaven could be liable as a result of the transactions contemplated by this Agreement.

(e)               Each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the IRS Code of 1986, as amended (the “Code”), is so qualified and is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service as to its qualified status under the Code or an application for such letter was timely filed within the applicable remedial amendment period and is pending, and, to the Company’s Knowledge, no circumstances have occurred that would reasonably be expected to adversely affect the tax qualified status of any such Employee Plan.

(f)                The Company has complied in all material respects with the requirements of Section 4980B of the Code and Sections 601-608 of ERISA applicable to any Employee Plan that is a “group health plan” (within the meaning of Section 607(1) of ERISA).

2.15            Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and, subject to receipt of the Requisite Stockholder Approval, to perform its obligations under this Agreement, and, other than the Requisite Stockholder Approval, the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, its Board of Directors and its stockholders. Assuming due authorization, execution, and delivery by TheMaven and MergerSub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

2.16            Non-Contravention. Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated hereby, in each case, by the Company, will (with or without notice or lapse of time): (i) result in a violation of any of the provisions of the Company Documents; (ii) to the Company’s Knowledge, result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any, Legal Requirement or any Order to which the Company, or any of the assets owned, used or controlled by the Company, is subject; or (iii) except as set forth on Schedule 2.16 of the Company Disclosure Schedule, result in a violation or breach of, or result in a default under, with or without notice or lapse of time, any provision of any Material Company Contract, except in each case of (ii) and (iii) as would not reasonably be expected to be individually or in the aggregate, material to the Company or delay or impair the Company’s ability to consummate the Merger or any of the other transactions contemplated by this Agreement.

2.17          Environmental Protection. To the Knowledge of the Company, no substances that are defined by Legal Requirements concerning the environment as toxic materials, hazardous wastes or hazardous substances (including without limitation any asbestos, oils, petroleum-derived compound or pesticides) (collectively, “Hazardous Materials”) are or have been located in or on the Company Real Property. To the Knowledge of the Company, the Company Real Property has not been used for the storage, manufacture or disposal of Hazardous Materials, and the Company has not used, or provided permission to others to use, the Company Real Property for the storage, manufacture or disposal of Hazardous Materials. Specifically, but without limitation, to the Knowledge of the Company, there are and have been no storage tanks located on the Company Real Property. To the Knowledge of the Company, no Hazardous Materials have been transported off site from the Company Real Property.

2.18            Insurance. The Company has provided TheMaven with a brief description of all insurance policies maintained by the Company with respect to its business, its assets, the Company Personal Property and the Company Real Property. Such policies are valid, binding and enforceable in accordance with their respective terms, are in full force and effect, in each case, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity, and all premiums due and payable thereon have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date).

13

2.19        Related Party Transactions. Except as set forth on Schedule 2.19 of the Company Disclosure Schedule, the Company Contracts do not include any agreement with or any other commitment to (a) any officer or director of the Company; (b) to the Knowledge of the Company, any individual related by blood or marriage to any such officer or director (each, a “Related Person”); (c) to the Knowledge of the Company, any Entity in which the Company or any such officer, director or Related Person has an equity or participating interest or (d) any other Affiliate of the Company.

2.20        Officer and Director Information. No officer or director of the Company has committed any of the “bad acts” set forth in Rule 506(d)(1) of Regulation D promulgated under the Securities Act. Furthermore, during the past ten (10) years, neither the Company, nor any of its officers or directors has been the subject of:

(a)       a petition under the Federal bankruptcy laws or any other insolvency or moratorium law or a petition seeking to appoint a receiver, fiscal agent or similar officer for the business or property of the Company or such person, or any partnership in which the Company or any such person was a general partner at or within two (2) years before the time of such filing, or any corporation or business association of which any such person was an executive officer at or within two years before the time of such filing;

(b)       a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated or driving under the influence of an intoxicating substance);

(c)       any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining the Company or any such person from, or otherwise limiting, the following activities:

(i)               acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)              engaging in any type of business practice; or

(iii)             engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

14

(d)       any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of the Company or any such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

(e)        a finding by a court of competent jurisdiction in a civil action or by the Commission to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

(f)        a finding by a court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

2.21        Privacy and Data Security.

(a)                       The Company has a privacy policy regarding the collection, use, and disclosure of personal information in connection with the operation of its business that is in the Company's possession, custody, or control, or otherwise held or processed on its behalf and is and in the past six years has been in compliance in all material respects with its privacy policy. A complete copy of all privacy policies that have been used by the Company during the past two (2) years have been provided to TheMaven. The Company has during the past six years posted a privacy policy in a clear and conspicuous location on all websites and any mobile applications owned or operated by the Company.

(b)                       The Company has complied at all times in all material respects with all applicable Federal and state laws, rules and regulations regarding the collection, use, storage, transfer, or disposal of personal information applicable to the business of the Company.

(c)                       The Company is in compliance in all material respects with the terms of all Contracts to which the Company is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer, or disposal of personal information).

(d)                       No Person (including any Governmental Body) has commenced any action relating to the Company’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of the Company, or, to the Knowledge of the Company, threatened any such action, or made any complaint, investigation, or inquiry relating to such practices, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)                       The execution, delivery, and performance of this Agreement and the consummation of the contemplated transactions, including any transfer of personal information resulting from such transactions, will not violate any applicable law or the privacy policy of the Company as it currently exists or as it existed at any time during which any personal information was collected or obtained by or on behalf of Company or other privacy and data security requirements imposed on Company or any party acting on its behalf under any Contracts, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Upon the Closing, theMaven will continue to have the right to use such personal information on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

15

(f)                       The Company has established and implemented policies, programs, and procedures that are commercially reasonable for a company of its size and designed to be in compliance with applicable industry practices/necessary and appropriate to protect the confidentiality, integrity, and security of personal information in its possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse.

(g)                       To the Knowledge of the Company, in the past six years, it has not experienced any material loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in the Company's possession, custody, or control, or otherwise held or processed on its behalf.

2.22          Full Disclosure. No representation or warranty of the Company, nor any statement or certificate furnished or to be furnished to TheMaven, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements made herein and therein not misleading.

3.             REPRESENTATIONS AND WARRANTIES OF THEMAVEN. TheMaven and MergerSub each hereby represent, warrant and covenant to the benefit of the Company as follows:

3.1            Due Organization and Authority.

(a)               TheMaven is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by TheMaven of this Agreement, the performance by TheMaven of its obligations hereunder and the consummation by TheMaven of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of TheMaven. This Agreement has been duly executed and delivered by TheMaven, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes legal, valid and binding obligations of TheMaven, enforceable against TheMaven in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

(b)               MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by MergerSub of this Agreement, the performance by MergerSub of its obligations hereunder and the consummation by MergerSub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of MergerSub. This Agreement has been duly executed and delivered by MergerSub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes legal, valid and binding obligations of MergerSub, enforceable against MergerSub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.

16

3.2              No Conflict.

(a)               Except as may result from any facts or circumstances relating solely to the Company or the Company’s stockholders, the execution, delivery and performance by TheMaven of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of TheMaven, (b) conflict with or violate any law or governmental order applicable to TheMaven or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which TheMaven is a party, which would adversely affect the ability of TheMaven to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)               Except as may result from any facts or circumstances relating solely to the Company or the Company’s stockholders, the execution, delivery and performance by MergerSub of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of MergerSub, (b) conflict with or violate any law or governmental order applicable to MergerSub or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which MergerSub is a party, which would adversely affect the ability of MergerSub to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

3.3              No Prior Operations. MergerSub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated herein.

3.4              Issuance of Stock Awards. The shares of TheMaven Common Stock to be issued on the Closing Date have been duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances, other than (i) restrictions on transfer as provided by applicable Legal Requirements, (ii) the vesting schedule provided under Section 4.2(a) and (iii) the repurchase right set forth in Section 4.2(b). TheMaven has available for issuance the number of shares of TheMaven Common Stock issuable under this Agreement.

17

3.5              Financing. TheMaven has no reason to believe that the full amount of the Financing will not be available to TheMaven on the Closing Date, and TheMaven is not aware of the existence of any fact or event as of the date hereof that would reasonably be expected to cause the full amount of the Financing not to be available and the Closing not to occur.

4.             ADDITIONAL COVENANTS OF THE PARTIES.

4.1              Operation of the Company to Closing. Between the date of this Agreement and the Closing Date, except (i) to the extent that TheMaven shall otherwise consent in writing, (ii) as contemplated by this Agreement, (iii) as required under any Legal Requirement or Company Contract in existence as of the date of this Agreement or (iv) as set forth on Schedule 4.1 of the Company Disclosure Schedule, the Company shall:

(a)               except for any agreement entered into with TheMaven, conduct its business only in the ordinary course, consistent with past practices, including using commercially reasonable efforts to substantially maintain current traffic levels to its web pages;

(b)               not incur any extraordinary expenses; provided, however, that the Company may incur extraordinary expenses (i) related to the transactions described herein and (ii) expenses associated with the hiring of up to eight editors on employment-at-will terms;

(c)               maintain of all of the Material Company Contracts in the ordinary course, consistent with past practices;

(d)               not sell, dispose of or transfer any material asset(s);

(e)               subject to the proviso set forth in Section 4.1(b), maintain normal levels of working capital and liquidity, consistent with past practices;

(f)                make no changes in senior management without the prior written consent of TheMaven;

(g)               not increase the compensation or employment benefits of any of its officers or employees, except for any such increases effected in the ordinary course, consistent with past practices;

(h)               confer with TheMaven prior to implementing operational decisions of a material nature; and

(i)                otherwise report to TheMaven, as TheMaven may reasonably request, concerning the status of the business, operations, and finances of the Company.

18

4.2              Stock Awards.

(a)               At the Closing, each Key Personnel shall be awarded a number of shares of unvested TheMaven Common Stock that constitute the Stock Awards equal to the product of (i) such Key Personnel’s Stock Pro Rata Share multiplied by the number of shares of unvested TheMaven Common Stock that constitute the Stock Awards, as adjusted pursuant to this Section 4.2(a), if applicable. Each such Stock Award held by such Key Personnel shall (i) vest in twenty-four (24) equal monthly installments commencing on the first (1st) anniversary of the Closing Date, so long as such Key Personnel is continuously employed by TheMaven or any Affiliate thereof, including the Surviving Corporation, and (ii) be subject to a right of repurchase by TheMaven as set forth in Section 4.2(b). Notwithstanding the foregoing, (i) in the event that the number of Total Unique Users (calculated without regard to calendar months) during the 30 days prior to Closing (the “Closing Traffic Level”) is less than 31,500,000, the aggregate number of shares constituting the Stock Awards shall be reduced by an amount equal to the product of (i) Two Million Four Hundred Thousand (2,400,000) multiplied by (ii) the Closing Traffic Level divided by 35,000,000 and (ii) in the event that a Key Personnel is terminated by TheMaven or any Affiliate thereof for a reason other than Cause or resigns for Good Reason, each upon or following the Closing Date, then the shares of TheMaven Common Stock held by such Key Personnel shall become fully vested immediately prior to such termination or resignation and shall no longer be subject to a right of repurchase of TheMaven as set forth in Section 4.2(b).

(b)               In the event that (i) the product of (A) the aggregate number of Total Unique Users during each calendar month during 2018 divided by (B) twelve (12) (the “2018 Traffic Level”) is less than (ii) 31,500,000, TheMaven shall have the right to repurchase no later than March 31, 2019 at par value from each Key Personnel an amount of the Stock Awards issued to such Key Personnel equal to the product of (i) the total number of shares of Stock Awards issued to such Key Personnel multiplied by (ii) the 2018 Traffic Level divided by 35,000,000 (the “Target”). Notwithstanding the foregoing, in the event that user content is migrated during 2018 from a content-management system of the Company in existence as of the date hereof (each, a “Migration” and the date such of any such migration, the “Migration Date”), the average number of Total Unique Users during each calendar month during 2018 up to and including the calendar month most recently ended prior to the Migration Date associated with any such migrated user content will, from and including the first day of the month during which the Migration Date occurs, be subtracted from each of the 2018 Traffic Level and the Target for the purposes of the calculation set forth in the previous sentence. Each of TheMaven and MergerSub (on behalf of the Surviving Corporation) agree that the content-management systems of the Company as of the date hereof shall be operated in substantially the same manner during the period commencing on the Closing Date and ending on January 1, 2019.

(c)               As soon as reasonably practicable following the last day of each calendar month during 2018 ending on a date following the Closing, and in any event no later than fifteen (15) days following each such date, TheMaven will deliver to the Paul Edmonson and Paul Deeds (collectively, the “Founders”), on behalf of the Key Personnel, a schedule setting forth the computation of Total Unique Users during such most-recently ended calendar month, including any adjustments to the number of Total Unique Users and the Target resulting from any Migrations, and the resulting 2018 Traffic Level through to the date of the most-recently ended calendar month (the “Traffic Level Statement”). The Founders shall have such reasonable access at reasonable times and upon reasonable notice to the books and records and personnel of the Surviving Corporation and TheMaven to the extent they relate to the Traffic Level Statement for the purpose of reviewing the Traffic Level Statement.

19

(d)               During the period beginning on the thirteen (13) month anniversary of the Closing Date (or earlier in the event of acceleration of vesting of the Stock Awards) and ending 90 days following completion of vesting (either because (x) the vesting time period is complete or (y) such Key Personnel is no longer employed by TheMaven or one of its Affiliates due to a termination for a reason other than Cause or resignation for Good Reason, in which case this Section 4.2(d) shall not apply to such holder) (the “True-Up Period”), each Key Personnel shall, subject at all times to Section 4.2(e) below, have the right to automatically receive a number of additional shares of TheMaven Common Stock at no additional cost (“Additional Shares”) equal to the product of (i) such Key Personnel’s Stock Pro Rata Share multiplied by (ii) the Total Additional Shares (as defined below), in the event that such Key Personnel sells one or more shares of TheMaven Common Stock constituting the Stock Awards on a national securities exchange or OTC marketplace or in an arm’s length, unrelated third-party private sale, for a price less than $2.50 per share (a “Low Price Sale”). The total number of Additional Shares issuable in any such instance shall equal (i) the difference between the aggregate amount such Key Personnel would have received if they had sold such shares at $2.50 per share and the aggregate amount they did receive in connection with the Low Price Sale divided by (ii) $2.50; provided, however, in no event shall the aggregate number of Additional Shares issued under this Section 4.2(d) exceed 2,400,000 (“Total Additional Shares”).

(e)               Notwithstanding anything in Section 4.2(d) to the contrary, if a Key Personnel wishes to sell shares of TheMaven Common Stock constituting the Stock Awards during the True-Up Period, such Key Personnel must first notify TheMaven in writing of such proposed sale and TheMaven shall, within 30 days, deliver to such Key Personnel a statement setting forth TheMaven’s election (i) to buy the shares proposed to be sold for a price equal to the greater of (A) the thirty-day trailing volume weighted average closing price of TheMaven Common Stock as reported by its then principal trading market and (B) $2.50 per share or (ii) not to buy such shares. In the event TheMaven elects to buy such shares, it shall consummate such transaction within five (5) Business Days of the date the statement with respect to such proposed purchase is delivered to such Key Personnel. In the event TheMaven elects not to buy such shares or fails to deliver such statement within such thirty (30) day period, such Key Personnel shall have the right to sell such shares at any price and at any time, subject to applicable Legal Requirements.

(f)                The TheMaven Common Stock to be issued pursuant to this Section 4.2 shall not have been registered and shall be characterized as “restricted securities” under the Federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing TheMaven Common Stock to be issued pursuant to this Section 4.2 shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF THE COMPANY’S LEGAL COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

20

4.3               Retention Bonuses. After consummation of the Merger, TheMaven will provide a pool of up to Two Hundred Fifty Thousand Dollars ($250,000) to be paid to employees of the Company, other than Paul Edmondson and Paul Deeds, who sign employment agreements with TheMaven and who are still employed by TheMaven (or any of its Subsidiaries) twelve (12) months after the Closing Date, as retention bonuses, in such individual amounts as may be determined in the reasonable discretion of Paul Edmondson, but with a maximum of Fifty Thousand ($50,000) for any one person. These retention bonuses shall be paid within thirty (30) days following the twelve-month anniversary of the Closing Date.

4.4              Benefits. For a period of not less than three (3) years after the Closing Date, each Company employee who continues in employment with the Company or TheMaven immediately following the Closing Date (each, a “Continuing Employee”) shall be paid (i) an annual base salary or hourly wage rate (as applicable) that is not less favorable than was provided to each such Continuing Employee immediately prior to the Closing Date and (ii) other compensation and employee benefits that are at least substantially comparable in the aggregate to those provided to the Continuing Employee immediately prior to the Closing Date. In the event that a Continuing Employee participates in a health, welfare or other benefit program established by TheMaven or continued by the Surviving Corporation or TheMaven following the Closing, service with the Company shall be included for purposes of determining eligibility to participate in such health, welfare and other benefit programs and for determining the accrual rate of benefits, including (without limitation) the applicable vacation or paid-time off accrual rate.

4.5              Access to Information.  From the date of this Agreement through and until the Closing Date, the Company shall provide TheMaven and its authorized representatives full access, during normal business hours and upon at least 24 hours prior written notice, to the Company’s offices and other facilities and to review the Company’s books and records. Notwithstanding anything to the contrary in this Agreement, no such access or examination shall be permitted to the extent that the Company determines that such access or examination could jeopardize the attorney-client privilege or contravene any Legal Requirements or Company Contract in existence as of the date of this Agreement (provided, that in the event such access or examination could reasonably be expected to violate any such Legal Requirement or Company Contract or jeopardize any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoid any such harm or consequence).

21

4.6              Directors’ and Officers’ Indemnification and Insurance.

(a)               TheMaven agrees that all rights of the past and present directors and officers of the Company (collectively, the “Indemnitees”) to advancement of expenses, indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing as provided under the certificate of incorporation and bylaws, including all amendments thereto, of the Company as in effect on the date hereof, and any indemnification agreements of the Company shall survive the Closing and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from and after the Closing, such rights shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such amendment, repeal or modification is required by Legal Requirements or approved in writing by such Indemnitees. In addition, from and after the Closing, TheMaven shall, or shall cause MergerSub, as the case may be, to advance, pay or reimburse any expenses of any Indemnitee under this Section 4.6 as incurred to the fullest extent permitted under Legal Requirements; provided, however, that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Legal Requirements.

(b)               Prior to the Closing, the Company may obtain a prepaid directors’ and officers’ liability insurance policy covering those individuals who are covered by the directors’ and officers’ liability insurance policy provided for directors and officers of the Company as of the date hereof (the “D&O Tail”) for a term ending on the six (6) year anniversary of the Closing Date; provided, however, that the total premiums paid and/or payable under the D&O Tail for the entire six (6) year period shall not exceed $25,000 in the aggregate. From and after the Closing, TheMaven shall, or shall cause MergerSub, as the case may be, to maintain in effect the D&O Tail for such six (6) year period.

(c)               The provisions of this Section 4.6 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her attorneys, accountants, agents or other advisors as third party beneficiaries of this Section 4.6 and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

4.7              Financing. TheMaven shall (i) use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate debt and/or equity financing for the purpose of funding the transactions contemplated by this Agreement and to pay and satisfy in full (x) TheMaven’s obligation pursuant to this Agreement to pay the Merger Consideration and (y) the fees, costs and expenses of the Auditors payable in connection with the Auditors’ audit of the Audited Financial Statements (collectively, the “Financing”) as promptly as practicable, including using reasonable best efforts to (A) negotiate and execute definitive agreements with respect to the Financing (the “Definitive Financing Agreements”) and (B) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to TheMaven in such Definitive Financing Agreements that are to be satisfied by TheMaven at or prior to Closing and to consummate the Financing at or prior to the Closing and (ii) comply with its obligations under the Definitive Financing Agreements on the terms and conditions set forth therein. TheMaven shall keep the Company reasonably informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Financing, which, for the avoidance of doubt, shall include (a) upon reasonable request, providing the Company with copies of any Definitive Financing Agreements and such other information and documentation regarding the Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities and (b) notifying the Company in writing of the occurrence of any of the following: (i) termination or expiration of any Definitive Financing Agreement or (ii) any event or circumstance that TheMaven reasonably believes could be expected to result in TheMaven not being able to obtain all or any portion of the Financing on the terms and conditions contemplated by the Definitive Financing Agreements.

22

4.8              Confidentiality. Each of TheMaven and MergerSub acknowledge that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the Non-Disclosure Agreement, the terms of which are incorporated herein by reference, mutatis mutandis.

4.9              Board Observer. Commencing upon Closing and ending on the earlier of (i) three (3) years from the Closing Date and (ii) such time as Paul Edmonson (the “Board Observer”) is no longer employed by TheMaven or any Affiliate thereof, including the Surviving Corporation, the Board Observer shall have the right to attend all meetings of the board of directors of TheMaven (the “TheMaven Board”) and each of its committees, in a non-voting, observer capacity. The Board Observer may participate fully in discussions of all matters brought to the TheMaven Board or any committee thereof, as the case may be, for consideration, but in no event shall the Board Observer (i) be deemed to be a member of the TheMaven Board or any committee thereof, (ii) without limitation of the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to TheMaven or its stockholders by virtue of the Board Observer possessing and/or exercising any rights under this Section 4.9 or (iii) have the right to propose or offer any motions or resolutions to the TheMaven Board or any committee thereof. TheMaven shall (i) facilitate the attendance of the Board Observer at meetings of TheMaven Board and each committee thereof in the same manner as the members of TheMaven Board, including by any means contemplated by the by-laws of TheMaven as in effect from time to time (including, for the avoidance of doubt, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other) and (ii) provide to the Board Observer copies of all notices (including notices of meetings of TheMaven Board or any committee thereof), minutes, consents (including actions by unanimous written consent in lieu of a meeting) and other materials that it provides to members of TheMaven Board (collectively, "Board Materials"), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members. Notwithstanding anything to the contrary in this Section 4.9, the Board Observer shall (i)(A) be excluded from the applicable portion of any meeting and (B) not be provided with any Board Materials, in each case of (A) and (B), to the extent TheMaven Board determines in good faith that attendance at a portion of a meeting of TheMaven Board or committee thereof or the provision of such Board Materials could jeopardize the attorney-client privilege or contravene any Legal Requirements or Contract to which TheMaven is a party that is in existence as of the date of this Agreement, without giving effect to any amendments thereto entered into after the date of this Agreement; provided, however, that in the event that the attendance of the Board Observer at such portion of such meeting and/or the provision of such Board Materials could reasonably be expected to violate any such Legal Requirement or Contract or jeopardize any attorney-client privilege, TheMaven and the Board Observer shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence and (ii) prior to exercising any rights under this Section 4.9, enter into a confidentiality agreement with TheMaven containing terms substantially similar to those required by TheMaven of the other members of TheMaven Board in their capacities as such. TheMaven agrees (i) to indemnify the Board Observer, and to pay in advance any expenses of the Board Observer incurred in defending a civil or criminal action, suit or proceeding, to the same extent provided by TheMaven to members of TheMaven Board under its certificate of incorporation and by-laws as in effect from time to time with respect to such members’ activities as members of TheMaven Board (provided, however, that the Board Observer shall not have any such rights of indemnification or advancement of expenses with respect to any indemnifiable Losses claimed by any of the TheMaven Indemnified Persons against the Board Observer in his capacity as an Indemnity Stockholder pursuant to Section 10) and (ii) TheMaven’s obligations under clause (i) constitute third-party rights granted to the Board Observer by TheMaven and do not constitute rights to indemnification or advancement of expenses as a result of the Observer serving as a director, officer, employee or agent of TheMaven.

23

4.10            Company Financial Statements. (a) Promptly following the date of this Agreement, the Company shall instruct the Auditors (i) to complete their audit of the Company’s unaudited financial statements for the years ended December 31, 2017 and December 31, 2016 (the “Unaudited Financial Statements”), copies of which have been furnished to TheMaven, as soon as reasonably practicable after the date of this Agreement and in any event within thirty (30) days of the date hereof and (ii) upon the completion of such audit, deliver to each of the Company and TheMaven a complete and correct copy of the Audited Financial Statements, accompanied by the Auditors’ audit report. The Company shall reasonably cooperate with the Auditors with respect to the Auditor’s audit of the Unaudited Financial Statements; and (b) unless this Agreement has been terminated in accordance with its terms, by no later than April 16, 2018, the Company shall deliver to TheMaven the Stub Period Financials.

4.11            R&W Insurance Policy. Prior to or at the Closing, the Company and/or the Securityholder Representative (on behalf of the Indemnity Stockholders) may obtain and bind a seller-side representation and warranty insurance policy (the “R&W Insurance Policy”) on terms and conditions satisfactory to the Securityholder Representative and reasonably satisfactory to TheMaven; provided, however that TheMaven shall not unreasonably withhold its approval of such R&W Insurance Policy. TheMaven shall cooperate with the Company and the Securityholder Representative and provide such assistance as is reasonably requested by the Company and/or the Securityholder Representative to obtain and bind the R&W Insurance Policy. If the Company and/or the Securityholder Representative obtains and binds the R&W Insurance Policy, the Company shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy (collectively, the “R&W Insurance Costs”). There shall be no purchase price adjustment with respect to the R&W Insurance Costs except as specifically provided in the definitions of the “Common Stock Per Share Amount” and the “Preferred Stock Per Share Amount”.

24

5.             CONDITIONS TO EACH PARTY’S OBLIGATIONS. The respective obligations of each Party to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions unless any such condition is waived, in writing, by the Party relying on such condition:

5.1              Approval of Merger by the Company’s Stockholders. The Requisite Stockholder Approval shall have been obtained in accordance with the corporate laws of the State of Delaware, the State of California and the Company Documents currently in effect.

5.2              No Legal Prohibition to Merger. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Governmental Body, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

5.3              No Bankruptcy Proceedings. No proceeding in which the Company, TheMaven or MergerSub shall be a debtor, defendant or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against the Company, TheMaven or MergerSub under any United States or state bankruptcy or insolvency law.

5.4              Escrow Agreement. The Parties shall have entered into the Escrow Agreement.

6.             CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by the Company:

6.1              Performance and Compliance with Agreements. Each of TheMaven and MergerSub shall have performed or complied with in all material respects their respective agreements and covenants required to be performed or complied with under this Agreement prior to the Effective Time.

6.2              Representations and Warranties. The representations and warranties of TheMaven and MergerSub set forth in Section 3 shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

6.3              Certificate of TheMaven’s Secretary. The Company shall have received from the Secretary of TheMaven a certificate (i) certifying the certificate of incorporation of TheMaven, (ii) certifying the bylaws of TheMaven, and (iii) certifying the resolutions of the Board of Directors of TheMaven authorizing the Merger and the transactions contemplated under this Agreement.

6.4              Certificate of MergerSub’s Secretary. The Company shall have received from the Secretary of MergerSub a certificate (i) certifying the certificate of incorporation of MergerSub, (ii) certifying the bylaws of MergerSub, and (iii) certifying the resolutions of the Board of Directors and the sole stockholder of MergerSub authorizing the Merger and the transactions contemplated under this Agreement.

25

6.5              Certificate of TheMaven’s Chief Executive Officer. The Company shall have received from the Chief Executive Officer of TheMaven a certificate certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.6              Certificate of MergerSub’s Chief Executive Officer. The Company shall have received from the Chief Executive Officer of MergerSub a certificate certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.7              TheMaven and MergerSub Deliverables. TheMaven and the MergerSub shall have delivered (i) the certificates described in Section 1.7 hereof, as applicable, (ii) all of TheMaven and the MergerSub deliverables set forth in Section 9 hereafter, (iii) all certificates and other documents required to be delivered pursuant to this Section 6 and (iv) all other documents required to be delivered by TheMaven and the MergerSub on or before the Closing Date.

6.8              No Material Adverse Effect.  No Material Adverse Effect shall have occurred or be occurring with respect to TheMaven that continues to constitute a Material Adverse Effect as of the Closing Date.

7.             CONDITIONS TO OBLIGATIONS OF THEMAVEN AND MERGERSUB. The obligation of each of TheMaven and MergerSub to consummate the Merger is subject to the satisfaction of the following additional conditions, unless any such condition is waived, in writing, by TheMaven:

7.1              Consents, Approvals, etc. The Company shall have obtained all of Consents, and effected all of the registrations, filings and notices required to effectuate the transactions contemplated hereby and referred to in the Company Disclosure Schedule, except for (i) any such Consents, registrations, filings or notices which if not obtained or effected would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

7.2              Representations and Warranties. The representations and warranties of the Company set forth in Section 2 shall be true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such date.

7.3              Performance and Compliance with Agreements. The Company shall have performed or complied with, in all material respects, its agreements and covenants required to be performed or complied with under this Agreement prior to the Effective Time.

7.4              Certificate of the Company’s Secretary. TheMaven shall have received from the Secretary of the Company a certificate (i) certifying the Company’s certificate of incorporation, (ii) certifying the bylaws of the Company, and (iii) certifying the resolutions of the Board of Directors and stockholders of the Company authorizing the Merger and the transactions contemplated under this Agreement.

26

7.5              Certificate of Company’s Chief Executive Officer. TheMaven shall have received from the Chief Executive Officer of the Company a certificate certifying that the conditions set forth in Sections 7.2 and 7.3 have been satisfied.

7.6              Company Deliverables. The Company shall have delivered, or have caused the applicable stockholders and option holders to deliver, (i) all of the Company deliverables set forth in Section 8 hereafter, (ii) all certificates and other documents required to be delivered pursuant to this Section 7 and (iii) all other documents required to be delivered by the Company on or before the Closing Date.

7.7              Financial Statements.  The Company shall have delivered to TheMaven the Company Financial Statements, which Company Financial Statements (upon being normalized to exclude (i) the effect of any repurchases of Company Preferred Stock and (ii) in an aggregate amount not to exceed $15,000, any third party expenses contemplated by Section 2.11(iii)) shall show the Company having positive net income and positive net cash flow for the year ended December 31, 2017; provided, however, that (i) TheMaven shall be responsible for paying the Auditors with respect to their audit of the annual Company Financial Statements and (ii) this closing condition shall be of no force or effect in the event TheMaven defaults on such obligation.

7.8              No Third Party Discussions. The Company shall not have engaged in any discussions with any third-party regarding the sale of the Company, its capital stock or its business.

7.9              Execution of Employment Agreements. Each Key Personnel of the Company shall have entered into an employment agreement with TheMaven effective as of the Closing, on terms and conditions mutually agreeable to TheMaven and such respective Key Personnel.

7.10            Full Releases. The Company shall have delivered to TheMaven full releases, each in the form attached hereto as Exhibit D (each, a “Release”), from each of the Company stockholders (i) beneficially holding more than one percent (1%) of the outstanding, fully diluted capital stock of the Company or (ii) holding any Company Preferred Stock.

7.11            No Material Adverse Effect. No Material Adverse Effect shall have occurred or be occurring with respect to the Company that continues to constitute a Material Adverse Effect as of the Closing Date.

7.12            Financing.  TheMaven shall have consummated the Financing

7.13            Total Unique Users. The number of Total Unique Users (calculated without regard to calendar months) during the 60 days prior to Closing shall not be less than the product of (i) 85% multiplied by (ii) the number of Total Unique Users (calculated without regard to calendar months) during the 60 days prior to the date that is one year prior to Closing.

27

8.             COMPANY DELIVERABLES. The Company shall deliver the following to TheMaven and MergerSub:

8.1              Consents. On or before the Closing Date, the Company shall deliver to TheMaven copies of all Consents contemplated by Section 7.1 hereof.

8.2              Agreements and Documents. At the Closing, the Company shall deliver to TheMaven all of the certificates, instruments, agreements and other documents described or otherwise referred to in Section 5 and/or Section 7 hereof.

9.              THEMAVEN AND MERGERSUB DELIVERABLES. TheMaven and MergerSub shall deliver the following to the Company:

9.1              Agreement and Documents. At the Closing, TheMaven and MergerSub shall deliver to the Company all of the certificates, instruments, agreements and other documents described or otherwise referred to in Section 5 and/or Section 6 hereof.

10.	INDEMNIFICATION.

10.1            Indemnification of TheMaven and MergerSub. The holders of the Company Common Stock, the holders of the Company Preferred Stock and the holders of the vested Company Options (together, the “Indemnity Stockholders”) agree, jointly and severally, to, in the manner and subject to the limitations set forth pursuant to Section 10.4, indemnify and hold harmless TheMaven, MergerSub and each of their respective officers, directors, employees, Affiliates and Representatives (collectively, the “TheMaven Indemnified Persons”), from and against any and all losses, costs, claims, damages, expenses, obligations and liabilities of any nature whatsoever, including, without limitation, court costs and reasonable attorneys’ fees (collectively, “Losses”) (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 10.1 or in recovering damages or pursuing other remedies with respect to any breach of this Section 10.1), incurred by TheMaven or MergerSub as a result of or in connection with (i) any breach of any representation, warranty, covenant or other obligation of the Company contained in this Agreement (provided, however, that Losses shall not include any special, indirect, incidental, punitive, exemplary or consequential damages, any lost profits, loss of future revenue or income, loss of business reputation or opportunity and/or any loss or damage based on any type of multiple of revenue, profits or EBITDA), or (ii) any claim, action or suit brought against any TheMaven Indemnified Person by any former holder of Company Preferred Stock arising from or in connection with any of the transactions contemplated by this Agreement, including the Merger (such clause (ii), (the “Special Indemnity”).

10.2            Indemnification of the Company. TheMaven and MergerSub shall, jointly and severally, indemnify and hold harmless the Company and its officers, directors, employees, Affiliates and Representatives, from and against any and all Losses (provided, however, that Losses shall not include any special, indirect, incidental, punitive, exemplary or consequential damages, any lost profits, loss of future revenue or income, loss of business reputation or opportunity and/or any loss or damage based on any type of multiple of revenue, profits or EBITDA) (specifically including court costs and reasonable attorneys’ fees incurred in enforcing this Section 10.2 or in recovering damages or pursuing other remedies with respect to any breach of this Section 10.2), incurred by the Company as a result of or in connection with any breach of any representation, warranty, covenant or other obligation of TheMaven or MergerSub contained in this Agreement.

28

10.3            Survival of Representations, Warranties and Covenants. The Parties acknowledge and agree that all representations and warranties contained in this Agreement (and the related indemnification obligations) shall survive the Closing hereunder and shall terminate on the first (1st) anniversary of the Closing Date, other than the Special Indemnity which shall terminate on the second (2nd) anniversary of the Closing Date. The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to the Closing shall survive the Closing hereunder and shall terminate on the twelve (12) month anniversary of the Closing Date and (ii) that require performance after the Closing Date shall survive until the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms.

10.4            Limitation on Indemnification.

(a)               Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 10.4(c), in the event that the Indemnity Stockholders have an obligation to indemnify any TheMaven Indemnified Person hereunder, such obligation shall solely be satisfied as follows: first, by the payment to TheMaven by the Founders, on a pro rata basis, of such number of shares of unvested Stock Awards issued to the Founders as is equal in value to such indemnifiable Loss calculated based on a value of $2.50 per share (the “Indemnification Shares”); and, second, in the event that the available Indemnification Shares are insufficient to satisfy any indemnifiable Losses of TheMaven Indemnified Persons pursuant to this Section 10, by recourse to the amounts then held in the Indemnity Escrow. In determining the residual interest of each Indemnity Stockholder with respect to the Indemnity Escrow, all indemnifiable Losses of TheMaven Indemnified Persons satisfied by recourse to the amounts held in the Indemnity Escrow shall be deemed to have been borne by each Indemnity Stockholder in accordance with such Indemnity Stockholders’ Pro Rata Portion. Any amounts used to satisfy an indemnifiable Loss shall be treated by the Parties as an adjustment to the consideration payable under this Agreement for all Tax purposes to the maximum extent permitted by applicable Legal Requirements.

(b)               Subject to Section 10.4(c), recourse against the Indemnification Shares and the Indemnity Escrow, and if obtained and bound, the R&W Insurance Policy, shall be the sole and exclusive remedy of the TheMaven Indemnified Persons with respect to any Losses of TheMaven Indemnified Persons indemnifiable hereunder.

(c)               In the event that the R&W Insurance Policy is obtained and bound pursuant to Section 4.11:

29

(i)                Notwithstanding anything to the contrary contained in Section 10.4(a), any indemnification obligation contemplated by Section 10.4(a) shall solely be satisfied as follows: (i) first, by recourse to the amounts then held in the Indemnity Escrow up to an amount of cash equal to the amount of the retention under the R&W Insurance Policy (giving effect to any applicable reduction or drop-down with respect to such retention under the R&W Insurance Policy) solely to the extent such indemnification obligation is a covered loss under the R&W Insurance Policy; (ii) second, by recourse against the insured persons under the R&W Insurance Policy solely to the extent such indemnification obligation is a covered loss under the R&W Insurance Policy and results in recovery under the R&W Insurance Policy; and (iii) third, as further contemplated by Section 10.4(a). For the avoidance of doubt, in the event that the Indemnity Stockholders have an obligation to indemnify any TheMaven Indemnified Person hereunder and such obligation is not a covered loss under the R&W Insurance Policy or (solely with respect to clause (ii) of the previous sentence) does not result in recovery under the R&W Insurance Policy, such indemnification obligation shall solely be satisfied as contemplated by Section 10.4(a); and

(ii)              Notwithstanding anything to the contrary contained in Section 10.4(b), the maximum amount of indemnifiable Losses that the Indemnity Stockholders shall be liable for, or that may be recovered by TheMaven Indemnified Persons, in the aggregate pursuant to this Agreement shall be an amount equal to the sum of (A) the aggregate number of shares of unvested Stock Awards issued to the Founders multiplied by $2.50 plus (B) the amounts held in the Indemnity Escrow pursuant to this Agreement and the Escrow Agreement (assuming no indemnifiable Losses of TheMaven Indemnified Persons have arisen hereunder).

(d)               Except as set forth in Section 11.10, from and after the Closing, the rights to indemnification provided in this Section 10, subject to the limitations set forth herein, shall be the exclusive post-Closing monetary remedy available to any Party in connection with any Losses arising out of or resulting from breach of this Agreement or the transactions contemplated hereby.

10.5          Indemnification Procedures. Any Person seeking indemnification under this Agreement (the “Indemnified Party”) shall give prompt written notice (a “Notice of Claim”) to such other applicable Persons against whom such claim is asserted (the “Indemnifying Party”) (and if such claim is asserted against any Indemnity Stockholders to the Securityholder Representative) of the basis for such claim or demand, setting forth the nature of the claim or demand in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation hereunder except to the extent the Indemnifying Party determines that the defense of such claim or demand is prejudiced by the failure to give such notice. The Indemnifying Party shall have the right to defend at its own cost and through counsel of its own choosing, reasonably satisfactory to the Indemnified Party, any third-party claim or demand set forth in a Notice of Claim giving rise to such claim for indemnification, unless the Indemnified Party has determined in good faith that joint representation would result in an actual conflict of interest between the Indemnifying Party and the Indemnified Party. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Notice of Claim) notify the Indemnified Party in writing of its intention to do so. The Indemnified Party shall cooperate with the Indemnifying Party and its counsel in the defense of such third-party claim or demand; provided, that all reasonable out-of-pocket expenses incurred by the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party, in connection with its defense of any third-party claim hereunder. The Indemnified Party may hire separate counsel and participate in such defense at its own expense. No settlement of a third-party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third-party claim or demand. For the avoidance of doubt, all rights of the Indemnity Stockholders under this Section 10.5 may be exercised by the Securityholder Representative on behalf of the Indemnity Stockholders in accordance with Section 10.6

30

10.6          Securityholder Representative.

(a)               By virtue of the execution and delivery of a Release, and without any further action of any of the Indemnity Stockholders or the Company, each of the Indemnity Stockholders shall be deemed to have agreed to appoint the Securityholder Representative as their exclusive agent and attorney-in-fact, as their sole and exclusive representative for and on behalf of the Indemnity Stockholders and to receive and distribute payments, to give and receive notices and communications, to authorize payment to any TheMaven Indemnified Party from the Indemnity Escrow and otherwise in satisfaction of indemnification claims by any TheMaven Indemnified Party pursuant to Section 10 of this Agreement, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any indemnification claim hereunder or any dispute between any TheMaven Indemnified Party and any Indemnity Stockholders, in each case relating to this Agreement, the Escrow Agreement or the Merger, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or the Escrow Agreement. Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Indemnity Stockholders, except as expressly provided in this Agreement and in the Escrow Agreement and, for the avoidance of doubt, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Securityholder Representative may resign at any time. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative and the Closing and/or any termination of this Agreement and the Escrow Agreement. No bond shall be required of the Securityholder Representative. Other than in connection with any claim pursued by a TheMaven Indemnified Party directly against an Indemnity Stockholder, notices or communications to or from the Securityholder Representative shall constitute notice to or from the Indemnity Stockholders. The powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnity Stockholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnity Stockholder of the whole or any fraction of his, her or its interest in the Indemnity Escrow.

31

(b)               The Securityholder Representative may (i) rely and act upon any statement, report or opinion prepared by or any advice received from the auditors, counsel or other professional advisors of the Securityholder Representative, (ii) rely upon any signature believed by him to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Indemnity Stockholder or other party. Absent fraud, gross negligence or willful misconduct, neither the Securityholder Representative nor his Representatives shall be responsible or held liable, in each case to any Indemnity Stockholder for any loss or damage resulting from so relying or from acting in accordance with this Agreement or the Escrow Agreement, in each case, as the Securityholder Representative.

(c)               A decision, act, consent or instruction of the Securityholder Representative, including an amendment of any provision of this Agreement pursuant to Section 11.12 of this Agreement, shall constitute a decision of the Indemnity Stockholders and shall be final, binding and conclusive upon the Indemnity Stockholders and shall be binding on their successors as if expressly confirmed and ratified in writing, and TheMaven may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Indemnity Stockholders. All defenses which may be available to any Indemnity Stockholder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement or the Escrow Agreement are waived. TheMaven is hereby relieved from any liability to any person for any acts done by TheMaven in accordance with such decision, act, consent or instruction of the Securityholder Representative.

(d)               Each Indemnity Stockholder agrees (i) to jointly and severally indemnify and hold harmless the Securityholder Representative from and against any and all losses, claims, damages, costs, judgements, fines, amounts paid in settlement, expenses (including, without limitation, legal fees and expenses on a full indemnity basis, costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) and liabilities (collectively, such losses, claims, damages, costs, expenses and liabilities being the “Indemnified Liabilities”) to which Securityholder Representative may become subject, insofar as such Indemnified Liabilities (or actions, suits, or proceedings, including any inquiry or investigation or claim, in respect thereof) arise out of, in any way relate to, or result from its acting as Securityholder Representative under this Agreement or under the Escrow Agreement and (ii) to reimburse the Securityholder Representative upon demand for all legal or other expenses, if any, incurred in connection with its acting as Securityholder Representative, other than in the case of fraud, gross negligence or willful misconduct, on condition that the Securityholder Representative has acted in compliance with this Agreement. Such Indemnified Liabilities may be recovered, first, from any distribution of the Indemnity Escrow otherwise distributable to the Indemnity Stockholders at the time of distribution and, second, directly from the Indemnity Stockholders. The Indemnity Stockholders acknowledge that the Securityholder Representative shall not be required to expend or risk his own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions.

32

11.	MISCELLANEOUS.

11.1          Termination. This Agreement may be terminated and the proposed Merger and the other transactions contemplated hereby abandoned at any time prior to the Closing Date by written notice by the terminating Party to the other Parties:

(a)               by the mutual written consent of TheMaven and the Company;

(b)               by any of the Parties if the proposed Merger shall not have been consummated by June 1, 2018, provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to close on or before such date and such failure to act constitutes a breach of this Agreement;

(c)               by either TheMaven or the Company, if such terminating Party is not in material breach of any of its representations, warranties or covenants required to be performed by it under this Agreement and the other Party (which shall also include MergerSub in the case of TheMaven), as between them, shall have breached or failed to perform any of its respective representations, warranties or covenants required to be performed by it under this Agreement, such that (i) in the case of the other Party being TheMaven, the conditions set forth in Section 5 and Section 6 would not be satisfied or (ii) in the case of the other Party being the Company, the conditions set forth in Section 5 and Section 7 would not be satisfied, and, in each case of clauses (i) and (ii), such breach or failure to perform by such other Party has continued unremedied for ten (10) Business Days following notice from the non-breaching Party; provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

(d)               by TheMaven or the Company if there has been a Material Adverse Effect in the condition of the other since the date of this Agreement; or

(e)               by the Company if on or after June 1, 2018 (i) all the conditions set forth in Section 5 and Section 7 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by the Company to TheMaven), (ii) the Company has irrevocably notified TheMaven in writing (the “Company Closing Notice”) that (x) all of the conditions set forth in Section 6 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by the Company to TheMaven) or that it is willing to waive any unsatisfied conditions in Section 6 for the purpose of consummating the Closing and (y) that it is ready, willing and able to consummate the Closing, (iii) TheMaven does not consummate, or cause the consummation of, the transactions contemplated by this Agreement and the Closing within four (4) Business Days following the date of its receipt of the Company Closing Notice, and (iv) the Company stood ready, willing and able to consummate the Closing during such four (4) Business Day period.

33

11.2          Effect of Termination.

(a)               In the event that this Agreement is validly terminated in accordance with Section 11.1, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall with without liability to any Party; provided, however, that (i) no such termination shall relieve any Party hereto from liability for any willful breach of any material representation, warranty, covenant or obligation set forth in this Agreement or relieve TheMaven from liability in connection with any Specified Termination (in each case, with respect to any such liabilities of TheMaven, subject to this Section 11.2) and (ii) TheMaven shall be obligated to pay in full the fees and expenses of the Auditors incurred through the date of termination.

(b)               If this Agreement is terminated (i) by any Party pursuant to Section 11.1(b) and all the conditions set forth in Section 5 and Section 7 have been satisfied (other than (A) the condition set forth in Section 7.12 and (B) those conditions that by their terms or nature are to be satisfied at the Closing, each of which would be capable of being satisfied if the Closing Date were the date that the notice of termination is delivered by a Party pursuant to Section 11.1(b), or (ii) by the Company pursuant to Section 11.1(e) (any such termination, in each case of clauses (i) and (ii), a “Specified Termination”), then TheMaven shall pay or cause to be paid to the Company (or its designee(s)) an amount equal to One Million Dollars ($1,000,000) (the “Termination Fee”). In the event the Termination Fee is payable, TheMaven will pay the Termination Fee to the Company (or its designee(s)) in immediately available funds within five (5) Business Days after the effective date of the termination of this Agreement. Each of the Parties acknowledges and agrees that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement and that without such agreements, the other Parties would not enter into this Agreement. If TheMaven fails to pay or cause to be paid the Termination Fee in full when due and, in order to obtain such payment, the Company commences a suit that results in a judgment against TheMaven for the Termination Fee or any portion thereof, TheMaven shall pay to the Company the fees, costs and expenses (including reasonable attorneys’ fees) incurred or payable by the Company in connection with such suit (the “Enforcement Costs”).

(c)               Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of the Termination Fee and the Enforcement Costs pursuant to this Section 11.2 shall be the sole and exclusive remedy of the Company or any of its Affiliates against TheMaven, MergerSub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives for any and all Losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to a Specified Termination, and upon payment of the Termination Fee and the Enforcement Costs in accordance with this Section 11.2, none of the TheMaven, MergerSub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(d)               If this Agreement and the transactions contemplated by this Agreement are terminated as provided herein, TheMaven shall, subject to the terms and conditions of any agreement entered into by TheMaven and the Company in connection with this Agreement following or prior to the date hereof with respect to such documents and other material, return to the Company all documents and other material received from the Company or its Representatives relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement.

34

11.3          Fees and Expenses. Except as otherwise set forth in this Agreement, each Party to this Agreement shall bear and pay all fees, costs and expenses (including all legal fees and accounting fees) that have been incurred or that are incurred by such Party in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing (i) TheMaven shall pay the fees and expenses of the Auditors in connection with the preparation of the Company Financial Statements; and (ii) TheMaven and the Indemnity Stockholders shall split the fees and expenses payable to the Escrow Agent under the Escrow Agreement on a 50-50 basis (provided, however, any such fees and expenses payable by the Indemnity Stockholders shall solely be satisfied by the distribution of the aggregate amount of such fees and expenses to the Escrow Agent from the Indemnity Escrow pursuant to the Escrow Agreement).

11.4          Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing Party may be entitled.

11.5          Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next Business Day; (iii) three (3) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (iv) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt; or (v) via e-mail (with acknowledgment of complete transmission).  All communications shall be sent to the respective Parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 11.5):

35

If to TheMaven or MergerSub:

TheMaven, Inc.

2125 Western Avenue, Suite 502

Seattle, Washington 98121

Attention: Chief Executive Officer

Fax: (646) 619-4966

With a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe LLP

711 Third Avenue

New York, New York 10017

Attention: Andrew D. Hudders, Esq.

Fax: (212) 754-0330

If to the Company:

HubPages, Inc.

HubPages Inc. c/o WeWork

1111 Broadway Floor 3

Oakland, California 94607

Attention: Chief Executive Officer

E-mail: paul.edmondson@hubpages.com

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe, LLP

1000 Marsh Rd

Menlo Park, CA 94025

Attention: Mark W. Seneca, Esq.

Fax: (650) 614-7401

11.6          Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7          Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Each Party irrevocably and unconditionally (a) submits to the jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.

11.8          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns, if any. No Party shall assign or delegate, by operation of law or otherwise, its rights or obligations under this Agreement to any Person with the prior written consent of the other Parties.

36

11.9          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

11.10       Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative and not alternative. The Parties agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled, in addition to any other remedy that may be available to it, to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach. The Parties further agree that no Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.9, and the Parties irrevocably waive any right they may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

11.11       Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12       Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the Parties.

11.13       Severability. If one or more provisions of this Agreement are held by a court of competent jurisdiction to be unenforceable under applicable Legal Requirements, the Parties agree to promptly renegotiate such provision in good faith. In the event that the Parties cannot reach a mutually agreeable and enforceable replacement in writing for such provision, then: (i) such provision shall be excluded from this Agreement; (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

11.14       Parties in Interest. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns, except for (i) Section 4.2 shall be for the benefit of, and enforceable by, the Key Personnel, (ii) Section 4.6 shall be for the benefit of, and enforceable by, the Indemnitees, (iii) Section 4.9 shall be for the benefit of, and enforceable by, the Board Observer and (iv) Section 11.17 shall be for the benefit of, and enforceable by, Orrick.

37

11.15       Construction.

(a)               For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.

(b)               Each of the Parties has been represented by legal counsel except to the extent that such Party has declined legal counsel. Accordingly, the Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)               As used in this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”.

(d)               Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

11.16      Entire Agreement. This Agreement, together with the schedules and exhibits hereto and thereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof and thereof.

11.17       Attorney-Client Privilege; Waiver of Conflict. TheMaven and MergerSub (on their own behalf and, from and after the Closing, on behalf of the Surviving Corporation) hereby waive, and agree to cause their respective Affiliates to waive, any conflicts that may arise in connection with Orrick, Herrington & Sutcliffe LLP (“Orrick”) representing any of the stockholders and optionholders of the Company or any of their respective Affiliates (collectively, the “Selling Parties”) after the Closing as such representation may relate to TheMaven, Merger Sub, the Surviving Corporation, their respective Subsidiaries and Affiliates or the transactions contemplated by this Agreement. TheMaven and MergerSub (on their own behalf and, from and after the Closing, on behalf of the Surviving Corporation) hereby agree that, in the event that a dispute arises after the Closing between TheMaven, the Surviving Corporation or any of their respective Affiliates, on the one hand, and the Selling Parties, on the other hand, Orrick may represent any or all of the Selling Parties in such dispute despite that the interests of the Selling Parties may be directly adverse to TheMaven, the Surviving Corporation or any of their respective Affiliates, and despite that Orrick may have formerly represented the Company or any of the Selling Parties in a matter substantially related to such dispute. In addition, all communications involving attorney-client confidences by the Company or the Selling Parties in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the Selling Parties (and not TheMaven, the Surviving Corporation or their Affiliates). Accordingly, TheMaven, the Surviving Corporation or their Affiliates shall not have access to any such communications, or to the files of Orrick relating to the engagement described in this Section 11.17 whether or not the Closing has occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Selling Parties shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the TheMaven, the Surviving Corporation and their Affiliates shall be a holder thereof, (ii) to the extent that the files of Orrick in respect of such engagement constitute property of the client, only the Selling Parties shall hold such property rights and (iii) Orrick shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of TheMaven, the Surviving Corporation and their Affiliates by reason of any attorney-client relationship between Orrick and any of TheMaven, the Surviving Corporation and their Affiliates or otherwise.

38

11.18      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement or amendments thereto and of signature pages by facsimile transmission or by email transmission in portable digital format, or similar format, shall constitute effective execution and delivery of such instrument(s) as to the Parties and may be used in lieu of the original Agreement or amendment for all purposes. Signatures of the Parties transmitted by facsimile or by email transmission in portable digital format, or similar format, shall be deemed to be their original signatures for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

39

IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Plan of Merger as of the first date written above.

HUBPAGES, INC.

By:	/s/ Paul Edmondson
Name: Paul Edmondson
Title: CEO

HP ACQUISITION CO., INC.

By:	/s/ James Heckman
Name: James Heckman
Title: Founder/CEO

THEMAVEN, INC.

By:	/s/ James Heckman
Name: James Heckman
Title: Founder/CEO

And with respect to Section 10.6 only:

PAUL EDMONDSON, as the Securityholder Representative

By:	/s/ Paul Edmondson
Name: Paul Edmondson, as the Securityholder Representative

Exhibit A

CERTAIN DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Additional Common Escrow Consideration” shall mean the portion of the Common Indemnity Escrow Amount held in the Indemnity Escrow, if any, to be released from the Indemnity Escrow to the holders of Company Common Stock and vested Company Options in accordance with this Agreement and the Escrow Agreement.

“Additional Preferred Escrow Consideration” shall mean the portion of the Preferred Indemnity Escrow Amount held in the Indemnity Escrow, if any, to be released from the Indemnity Escrow to the holders of Company Preferred Stock in accordance with this Agreement and the Escrow Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. For purposes of this definition a Person is deemed to “control” an Entity if such Person, directly or indirectly, (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Aggregate Exercise Price” shall mean the aggregate exercise price of vested Company Options.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which either the SEC or banking institutions in the State of Washington or the State of California are authorized or required by law or other governmental action to close.

“Cause” shall mean (i) dishonesty, fraud, misrepresentation, embezzlement, gross misconduct, willful insubordination, or gross negligence or deliberate material injury or attempted material injury, in each case related to TheMaven or any of Subsidiary, (ii) after notice and reasonable opportunity to cure, failure or refusal to properly attend to the then material duties or obligations, or to comply with the then material rules, policies, or procedures of TheMaven, (iii) any conviction of unlawful or criminal activity that is a felony or crime of moral turpitude related to TheMaven or of a serious nature or (iv) any material breach of any confidentiality, non-compete or other agreement entered into with TheMaven or any Subsidiary.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Indemnity Escrow Amount” shall mean an amount of cash equal to Seven Hundred Fifty Thousand Dollars ($750,000), which shall, subject to the terms hereof and of the Escrow Agreement, be held in escrow for a period of no more than two (2) years after the Closing Date.

“Common Stock Per Share Amount” shall mean an amount equal to (i) Five Million Nine Hundred Fifty Thousand Dollars ($5,950,000) in cash, minus twenty-five percent (25%) of the R&W Insurance Costs, if any, minus the Common Indemnity Escrow Amount, plus the Aggregate Exercise Price, plus the Additional Common Escrow Consideration, divided by (ii) the Fully-Diluted Common Stock.

“Company Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Company Contract” shall mean any Contract, including any amendment, supplement, restatement, renewal or replacement thereto: (i) to which the Company is a party; (ii) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (iii) under which the Company has or may acquire any right or interest.

“Company Disclosure Schedule” shall mean the schedule, dated as of the date of this Agreement, delivered to TheMaven on behalf of the Company on the date of this Agreement.

“Company Option” shall mean any option, whether vested or unvested, to purchase shares of capital stock of the Company.

“Company Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of the Company.

“Company Securities” shall mean and include all outstanding shares of Company Common Stock and Company Preferred Stock (other than any Dissenting Shares), and Company Options, in each case as of immediately prior to the Effective Time.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization) of any third party (including any Governmental Body).

“Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction) other than (ii) mechanic’s and material men’s liens and other similar liens, (iii) arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation and mandated by Legal Requirement, (c) with respect to leasehold interests, mortgages and other statutory liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased real property, (d) any non-exclusive licenses of intellectual property entered into in the ordinary course of business, (e) zoning, land use and similar laws, regulations, ordinances or rules affecting real property and (f) liens for any Tax that is (i) not yet due and payable or (ii) for which either adequate reserves have been established and maintained in accordance with GAAP.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Escrow Agent” shall mean the escrow agent appointed pursuant to the provisions of the Escrow Agreement.

“Escrow Agreement” shall mean the Escrow Agreement pursuant to which the Indemnity Escrow is being deposited to fund the Company’s indemnification obligations set forth in Section 10 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully-Diluted Common Stock” shall mean the sum of (A) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time, plus (B) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all vested Company Options that are outstanding as of immediately prior to the Effective Time.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis throughout the periods covered.

“Good Reason” shall mean the conditions set forth below only if (i) Key Personnel gives TheMaven written notice of one of the conditions described below within thirty (30) days after the condition has come into existence; (ii) TheMaven fails to remedy the condition within thirty (30) days after receiving Key Personnel’s written notice; and (iii) after TheMaven’s failure to remedy the condition within the previously described 30-day period, Key Personnel resigns from the Company within thirty (30) days after the expiration of such cure period. “Good Reason” shall mean: (1) a material reduction in Key Personnel’s authority, duties or responsibilities; (2) TheMaven (or a successor, if appropriate) requires Key Personnel to relocate to a facility or location more than fifty (50) miles away from the location at which Key Personnel was working immediately prior to the required relocation; or (3) a reduction of more than twenty percent (20%) in Key Personnel’s then-current base salary. For the avoidance of doubt, in no event shall the requirement to make business trips to TheMaven corporate headquarters be the basis for a resignation for Good Reason so long as the required portion of such business trips do not last longer than an average of ten (10) days per month in the aggregate on a rolling twelve (12) calendar month basis.

“Governmental Authorization” shall mean any: (i) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (ii) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government; or (iii) governmental, self-regulatory or quasi-governmental authority of any nature, including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal.

“HP Domains” shall mean: Hubpages.com, PetHelpful.com, TatRing.com, AxleAddict.com, Bellatory.com, Delishably.com, CalorieBee.com, DenGarden.com, Exemplore.com, FeltMagnet.com, LevelSkip.com, ReelRunDown.com, Spinditty.com, ToughNickel.com, WeHaveKids.com, Holidappy.com, LetterPile.com, Soapboxie.com, TurboFuture.com, WanderWisdom.com, HealDove.com, HobbyLark.com, HowTheyPlay.com, Owlcation.com, PairedLife.com, SkyAboveUs.com and RemedyGrove.com.

“Indemnity Escrow Amount” means an amount equal to the sum of (i) the Preferred Indemnity Escrow Amount plus (ii) the Common Indemnity Escrow Amount.

“Key Personnel” means each of XXXXXXXXXXXXXX, Paul Deeds, Paul Edmondson, XXXXXXXXXXXXXX.

“Knowledge” shall mean the actual knowledge of the Company’s officers and directors.

“Legal Proceeding” shall mean any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign, international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liabilities” shall mean any debt, obligation, duty or liability of any nature (including unknown, undisclosed, unmatured, unaccrued, contingent, or indirect) regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Material Adverse Effect” shall mean, with respect to the Company or TheMaven, as applicable, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that results in or would reasonably be expected to result in, a materially adverse effect on its business, assets (including intangible assets), liabilities, financial condition or results of operations taken as a whole; provided, however, none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (a) any Effect to the extent attributable to conditions (or changes after the date hereof in such conditions) generally affecting the U.S. or global economy, financial or securities markets; (b) any Effect to the extent attributable to general economic, market or political conditions, or the outbreak or escalation of war or any act of terrorism; (c) any Effect to the extent attributable to changes in operating, business, regulatory or other conditions in the industry in which it operates; (d) any Effect attributable to the adoption, implementation, repeal, modification, reinterpretation or proposal of any Legal Requirement, regulation or policy by any Governmental Body, or any panel or advisory body empowered or appointed thereby, in each case, after the date hereof; (e) any Effect to the extent attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with vendors, clients, customers, partners or employees; (f) solely with respect to the Company, any Effect to the extent attributable to the taking of any specific action, or refraining from taking any specific action, in each case at the specific written request of TheMaven; and (g) any failure by it to meet projections, budgets or estimates of revenue or earnings for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts or circumstances are excluded from being taken into account by clauses (a) through (f) above)); provided, further, that any Effect referred to in clauses (a), (b), or (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such change or effect has a disproportionate effect on it as compared to other participants in the industries in which it conducts its business.

“Non-Disclosure Agreement” shall mean the Mutual Confidentiality Agreement entered into as of February 21, 2017 by and between TheMaven and the Company.

“Order” shall mean any writ, decree, permanent injunction, order or similar action used in a Legal Proceeding.

“Preferred Indemnity Escrow Amount” shall mean an amount of cash equal to Seven Hundred Fifty Thousand Dollars ($750,000), which shall, subject to the terms hereof and of the Escrow Agreement, be held in escrow for a period of no more than two (2) years after the Closing Date.

“Person” or “person” shall mean any natural person, Entity or Governmental Body.

“Preferred Stock Per Share Amount” shall mean an amount equal to (i) Four Million Fifty Thousand Dollars ($4,050,000), minus the Preferred Indemnity Escrow Amount, minus twenty-five percent (25%) of the R&W Insurance Costs, if any, plus the Additional Preferred Escrow Consideration, divided by (ii) the number of shares of issued and outstanding Company Preferred Stock as of immediately prior to the Effective Time.

“Pro Rata Portion” shall mean, (i) with respect to a particular Indemnity Stockholder that is a holder of Company Preferred Stock, a fraction equal to the product of (A)(x) the Preferred Indemnity Escrow Amount multiplied by (y) the number of shares of Company Preferred Stock held by such Indemnity Stockholder divided by (z) the aggregate number of shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time divided by (B) the Indemnity Escrow Amount; and (ii) with respect to a particular Indemnity Stockholder that is a holder of Company Common Stock and/or vested Company Options, a fraction equal to the product of (A)(x) the Common Indemnity Escrow Amount multiplied by (y) the number of shares of Fully-Diluted Common Stock held by such Indemnity Stockholder (assuming full exercise, exchange or conversion of all outstanding vested Company Options held by such Indemnity Stockholder as of immediately prior to the Effective Time) divided by (z) the Fully-Diluted Common Stock divided by (B) the Indemnity Escrow Amount.

“Registered IP” shall mean all HP Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and approval of the Merger by the stockholders of the Company who hold at least a majority of the voting power of the outstanding shares of Company capital stock, voting together as a single class, a majority of the voting power of the Company Common Stock, voting together as a single class, and a majority of the voting power of the Company Preferred Stock, voting as a single class.

“Representatives” shall mean officers, directors, employees, consultants, agents, attorneys, accountants, advisors and representatives.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly: (i) has the power to direct the management or policies of such Entity; or (ii) owns, beneficially or of record (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least fifty percent (50%) of the outstanding equity or financial interests of such Entity.

“Stock Awards” shall mean, subject to Section 4.2(a), Two Million Four Hundred Thousand (2,400,000) unvested and restricted shares of TheMaven Common Stock.

“Stock Pro Rata Share” shall mean, with respect to each Key Personnel, an amount equal to the product of (i) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all unvested Company Options held by such Key Personnel that are outstanding as of immediately prior to the Effective Time divided by (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all unvested Company Options held by all Key Personnel that are outstanding as of immediately prior to the Effective Time.

“Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, in each case of the foregoing, to the extent the foregoing are in the nature of a tax, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“TheMaven Common Stock” shall mean the common stock, par value $0.01 per share, of TheMaven.

“Total Unique Users” shall mean the aggregate number of unique users to (i) the HP Domains and (ii) any other content hosted on a content-management system of the Company in existence as of the date hereof, in each case of (i) and (ii), during any calendar month, determined by Google Analytics consistent with the technology and measuring practices used by the Company to calculate Total Unique Users during each calendar month during 2017. In calculating Total Unique Users, duplicates within each HP Domain, but not between HP Domains, shall be eliminated.

Exhibit B

FORM OF ESCROW AGREEMENT

Exhibit C

FORM OF LETTER OF TRANSMITTAL

Exhibit D

FORM OF RELEASE